Exhibit 99.2

MEADWESTVACO

News Release

MEADWESTVACO CORPORATION

One High Ridge Park

Stamford Connecticut 06905
Media contact:	Investor Relations contact: contacts:
Donna Owens Cox	Mark F. Pomerleau
tel 203 461 7634	tel 203 461 7616

FOR IMMEDIATE RELEASE

MeadWestvaco Expects Gain on Land Sales;

First Quarter 2004 Outlook

 STAMFORD, CONN., March 31, 2004 - MeadWestvaco Corporation (NYSE: MWV) today announced that it expects to recognize gains of approximately $68 million, or 21 cents per share, in the first quarter of 2004 on sales of 27,700 acres of forestlands with gross proceeds of approximately $74 million. The forestland proceeds include the sale of a 10,700-acre tract of land in South Carolina for $47 million, which was announced earlier today.

For the first quarter of 2004, the company expects to report a net loss in the range of 10 to 15 cents per share. The anticipated loss includes the gain on the sales of forestlands, as well as costs of approximately 3 cents per share related to the company's productivity initiative.

John A. Luke, Jr., chairman and chief executive officer, said, "Our first quarter results will reflect the continuing effects of a challenging marketplace including higher costs for wood and for market-related downtime in paper and paperboard, as well as the traditional seasonal weakness many of our businesses experience in the first quarter. We are, however, experiencing strengthening demand in our markets, particularly in papers and bleached board where we are no longer taking market-related downtime. We are also making good progress toward delivering profitable growth through our focus on higher value packaging solutions. Actions are well underway to reduce cost, improve working capital and earnings as part of the productivity initiative."

MeadWestvaco will announce its full first quarter 2004 results on April 22, 2004, and will host a conference call to discuss the results on the same day.

MeadWestvaco Corporation, headquartered in Stamford, Conn., is a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals. Among the principal markets it serves are the automotive, beverage, consumer products, healthcare, media and entertainment, and publishing industries. The company operates in 29 countries and serves customers in nearly 100 nations. Its highly recognized consumer and office brands include AT-A-GLANCE®, Cambridge®, Columbian®, Five Star®, and Mead®. MeadWestvaco manages strategically located forestlands according to stringent environmental standards and in conformity with the Sustainable Forestry Initiative®. For more information, visit www.meadwestvaco.com.

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings and cash flow expected from the company's productivity initiative; competitive pricing for the company's products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation, currency movements and other risk factors discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2003 and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company's reports filed with the SEC.

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